SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	33-0830300 (I.R.S. Employer Identification No.)

101 Hudson Street, Suite 3501 Jersey City, NJ	07302
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.      ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:      None

                                                                                                                                                                                                                                                                                                                                                     (Title of Class)

Item 1.                                                         Description of Registrant’s Securities to be Registered.

On February 26, 2013, the Board of Directors of Optimer Pharmaceuticals, Inc., a Delaware corporation (“Optimer” or the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (“Common Stock”), of the Company held of record at the close of business on March 11, 2013, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) or pursuant to options and convertible securities outstanding at the Separation Time, payable upon certification by the NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration.  The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of February 26, 2013 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is incorporated herein as an exhibit by reference to the Company’s Current Report on Form 8-K, filed February 27, 2013 (the “Form 8-K”).  The description of the Rights is incorporated by reference herein to the Form 8-K, and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

As of February 28, 2013 there were 47,868,807 shares of Common Stock issued (of which 47,868,807 shares were outstanding and no shares were held in treasury) and 3,754,506 shares reserved for issuance pursuant to employee benefit plans.

Item 2.                                                         Exhibits.

Exhibit No.	Document

4.1

Stockholder Protection Rights Agreement, dated as of February 26, 2013, between Optimer Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company (incorporated by reference to Current Report on Form 8-K filed by the Company on February 27, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

	By	/s/ Meredith Schaum
Name: Meredith Schaum
Title: General Counsel & Chief Compliance Officer

Date: March 1, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1

Stockholder Protection Rights Agreement, dated as of February 26, 2013, between Optimer Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of the Company (incorporated by reference to Current Report on Form 8-K filed by the Company on February 27, 2013).